Anavex Life Sciences Corp. appointment of CEO and Director

Ticker Symbol U:AVXL

British Columbia, Canada

Anavex Life Sciences Corp. (OTCBB:AVXL) (the "Company") (formerly Thrifty Printing Inc.) announces that Dr. Panos Kontzalis, of Basel, Switzerland, has been appointed as Chief Executive Officer and member of the Board of Directors.

Dr. Kontzalis brings over 38 years of extensive and solid experience in the pharmaceutical sector. For the past 18 years he held various senior positions at Novartis Pharma, AG in Basel, Switzerland, starting as a Market and Business Analyst for CNS portfolio, moving to Group Market and Business Analyst for transplantation, dermatology, rheumatology and cardiovascular portfolio, Market Research and Competitive Intelligence Manager for transplantation, immunology and oncology. He was appointed Head of Global Market Research in 1998, Global Sales Forecasting Manager in 1999, Deputy Head of Global Sales Forecasting in 2003 and Head of Global Sales Forecasting Operations until 2006. Prior to joining Novartis Pharma AG, Dr. Kontzalis held the position of Head of Marketing Services & Assistant Managing Director at Sandoz Ltd., Thailand from 1985 until 1988. Prior to this he held numerous positions at Sandoz, Greece starting as Product Manager for various OTC and Rx products, moving to Regional Sales Manager in 1973, Head of Market Research in 1974 and Assistant Managing Director until 1985.

During his career, Dr. Kontzalis has authored or co-authored several scientific articles on promotion-mix effectiveness, simulation models for new product forecasting, customers’ values and needs and others. Dr. Kontzalis is a member of the Greek Chemist Association, the European Society of Opinion and Market Research (ESOMAR), the Greek Management Association, the International Institute of Forecasters and the European Pharmaceutical Market Research Association (EPhMrA) where he has been a member of the Executive Committee since 1996 and served as president from 1999 until 2001.

Dr. Kontzalis received the Novartis Global Marketing Excellence award in the category of “Sales Management” in 2002, the Novartis Global Team Marketing award for an outstanding team effort in establishing a credible and consistent process for Global Forecasting in 2002, the EPhMrA (European Pharmaceutical Market Research Association) award for outstanding and acknowledged contribution to pharmaceutical market research in 2001, the Sandoz award for the best market research survey in1994, the Research Effectiveness award of the British Association of Market Survey Organizations (AMSO) in 1993, and the the Sandoz International Market Research Trophy for the best case study in1981.

Dr. Kontzalis holds a Bachelor of Science degree in chemistry and a PhD in chemistry both from the Aristotelian University of Thessaloniki, Greece.

Contacts:

Anavex Life Sciences Corp.

Harvey Lalach, President, 250-764-9701

harvey@anavex.com

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